Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
March 8, 2016		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

ATN ANNOUNCES INVESTMENT IN

SOLAR POWER DEVELOPMENT PORTFOLIO IN INDIA

Beverly, MA (March 8, 2016) - ATN (NASDAQ: ATNI), today announced that its subsidiary Ahana Renewables has purchased the development business of Armstrong Energy Global (“Armstrong”), a developer, builder, and owner of solar farms in India. Ahana has retained the Armstrong management team to oversee the development, construction and operation of solar energy projects in Southern India through a newly-established company, Vibrant Energy Holdings (“Vibrant Energy”), that will be an Ahana subsidiary.

“Ahana Renewables is building upon the foundation of high quality commercial solar projects that it has developed in the US to enter India to expand both our geographic footprint and customer base,” said Managing Director Marvin Tien. “By partnering with the Armstrong management team, known for its trailblazing history of early-to-market success in the United Kingdom’s renewables sector, we hope to transport our respective successes in the US and the UK to a successful venture in India.”

“Our large development pipeline of solar projects in India and dedicated local team combined with Ahana’s experience and financial resources will enable us to meet our goal of delivering hundreds of megawatts of clean, reliable electricity to customers in a country where supply can still be unreliable.  We believe India is today the most exciting country in the world for solar power, and we don’t think we could have found a better partner than Ahana to meet this market opportunity,” said Dr. Ramnath Nandakumar, Managing Director of Armstrong.

Vibrant Energy has an initial pipeline of approximately 50 MW photovoltaic solar facilities ready for construction in the next six to nine months, and is targeting a total of 250-350 MW in solar energy projects in India through 2018. Customers for the initial projects are private commercial and industrial enterprises and Vibrant Energy will continue to target this customer segment as it builds new solar facilities, currently focused on the states of Andhra Pradesh, Maharashtra and Telangana.  The Company expects to fund the acquisition, operating costs and the development and construction of this pipeline with an initial capital investment of approximately $50 million to $100 million, complemented by debt and other funding under discussion with numerous institutions.

This investment marks Ahana’s entry into India’s growing renewable energy market, which seeks to address the high demand for energy created by the country’s fast growing economy and deficits in traditional energy sources.  “We believe this is an attractive location for long-term solar investment,” said Managing Director Jason Tai, “In addition to India’s favorable climate conditions and unmet energy needs, solar energy development costs in many regions of India has reached grid parity, providing an opportunity for attractive investment returns without reliance on direct government subsidy.  We believe the economic argument in favor of solar will only improve in the future as equipment costs continue to fall.  This new partnership will allow us to deliver clean power to the growing commercial sector, strengthening the regional economy, and generating permanent local job opportunities.”

More information on the Indian energy market is available at ATN’s website at ir.atni.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the future financial performance of the acquired solar business, its growth prospects and its anticipated contributions to ATN. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: (i) the performance of the solar industry generally and the acquired business specifically, (ii) ATN’s ability to operate in a new industry, (iii) changes in laws and government regulations affecting the acquired business, (iv) consumer demand for solar power and (v) the “Risk Factors” factors discussed in ATN’s public reports, including its most recent Annual Report on Form 10-K filed with the SEC on February 29, 2016. The information set forth in this news release speaks only as of the date hereof, and ATN disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

About ATN

ATN (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

About Armstrong Energy Global

Armstrong Energy Global Limited (“Armstrong”) is a UK headquartered solar energy company established in 2014 to provide clean electricity to meet India’s pressing need for new energy generation capacity. Founded by the management team behind Armstrong Energy Limited, a UK investment firm, Armstrong is comprised of a team of experienced investment professionals with a strong track record of funding and building on renewable energy projects in the UK and overseas.

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